UNITED STATES

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VERIZON COMMUNICATIONS INC.

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Clarence Otis, Jr. Chair – Human Resources Committee

April 17, 2017

Dear Investor,

I am writing to you as the Chair of the Human Resources Committee of the Verizon Board of Directors to ask you to support the Committee’s position on several management proposals contained in Verizon’s 2017 proxy statement. This year, in addition to casting an advisory “say-on-pay” vote on executive compensation, we are asking you to indicate your preference as to the frequency of future “say-on-pay” votes and to approve Verizon’s 2017 Long-Term Incentive Plan. Also, there are three shareholder proposals related to executive compensation on the ballot this year that the Committee firmly believes are overly prescriptive and do not align with the objectives of Verizon’s compensation program, and we therefore recommend that you vote against them.

Vote “For” Verizon’s executive compensation program (Item 3). Verizon’s executive compensation program focuses extensively on variable, performance-based compensation, allocating approximately 10% of each executive’s total compensation opportunity to base salary, 20% to short-term incentive, and 70% to long-term equity. In setting performance targets, the Committee considers a number of factors, including:

•	Verizon’s short- and long-term strategy
•	The opportunities and challenges presented by the competitive environment
•	The achievement level of performance targets in the prior year
•	The correlation of performance measures to key drivers of Verizon’s operational performance
•	With regard to the diversity and sustainability metric in the Short-Term Plan, Verizon’s commitment to being a responsible member of the communities we serve.

I encourage you to visit Verizon’s annual meeting website at Verizon.com/2017 Annual Meeting and view my video letter to the company’s shareholders to learn more about the Committee’s performance-based approach to executive compensation. I am proud of the effort the Committee has put into designing an executive compensation program that reinforces a results-oriented culture and inspires our leaders to grow shareholder value over the long-term. I hope that you agree and vote in favor of the “say-on-pay” resolution.

Vote “For” Conducting Future Say-on-Pay Votes Every Year (Item 4). In 2007, Verizon’s Board adopted our current policy to include an advisory vote on executive compensation at each annual meeting beginning in 2009. We continue to believe that an annual advisory vote, as well as the related dialogue that we have with our institutional shareholders throughout the year, provides valuable feedback to the Committee as it evaluates the success of the compensation program in meeting its objectives and as it considers changes to the program over time.

Vote “For” the 2017 Long-Term Incentive Plan (Item 5). Long-term incentives in the form of equity awards are a significant component of Verizon’s overall compensation program. These awards are not only important tools for attracting and retaining high-performing employees, but also foster a results-oriented culture by motivating employees to create sustainable shareholder value. While technically a new plan, the 2017 Long-Term Incentive Plan is substantially the same as Verizon’s 2009 Long-Term Incentive Plan, which is scheduled to expire in 2019, with one exception – the new 2017 Plan includes an annual “cap” on stock awards to non-employee Directors. Like the current plan, the new 2017 Plan includes features designed to protect shareholder interests, such as:

•	“Double-trigger” change in control provision
•	Awards subject to cancellation or recapture for misconduct
•	No “evergreen” provision
•	No below-market grants of stock options or stock appreciation rights
•	No re-pricing of stock options or stock appreciation rights

Importantly, we are not asking shareholders to authorize any additional shares for the new 2017 Plan. If you approve the 2017 Plan, Verizon will be able to continue making performance-based awards that are tax-deductible under Section 162(m) of the Internal Revenue Code.

Vote “Against” Items 9, 10 and 11. The following three shareholder proposals on the ballot this year relate to executive compensation:

•	Item 9 on the ballot requests that Verizon adopt a “clawback” policy for conduct that causes significant financial or reputational harm to Verizon. Verizon has already adopted a policy that addresses this concern, which can be found on the corporate governance section of the Company’s website at http://www.verizon.com/about/investors/selected-policies.

•	Item 10 on the ballot requests that Verizon adopt a policy requiring senior executives to hold at least 50% of the shares they receive from stock awards until retirement. Verizon already has robust stock ownership requirements for executives, along with a strict anti-hedging policy. The Committee believes that the proposed policy, which would be in addition to the existing share ownership requirements, would put Verizon at a competitive disadvantage in attracting and retaining executive talent and could create unintended risks that would have an adverse effect on the Company.

•	Item 11 on the ballot requests that Verizon limit matching contributions made to senior executive officers under the Company’s savings plans. All Verizon management employees have the opportunity to receive a Company match equal to 100% of the first six percent of base salary and short term incentive compensation that they defer into their 401(k) plan. Because Internal Revenue Code rules impose limits on amounts that may be deferred by highly compensated individuals into the 401(k), Verizon, like the vast majority of large public companies, provides a non-qualified savings plan to restore these benefits for executives and other management employees who exceed the IRS compensation limits. Executives at Verizon have the same matching opportunity as all other management employees. The Committee opposes this proposal because it believes all employees should have the same opportunity to save for their retirement, which this proposal would curtail.

The Committee does not believe that any of these proposals are in the best interests of Verizon and its shareholders, and we recommend that you vote against them.

We appreciate our ongoing dialogue with you, our shareholders, and look forward to continued engagement.

Sincerely,

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